Exhibit 10.2(a)

Certain confidential information contained in this document, marked by “[***]”, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 tel 858.202.4500 fax 858.202.4545 www.illumina.com

David D. Halbert	March 29, 2021

Chief Executive Officer

Caris MPI, Inc.

750 West John Carpenter Freeway

Suite 800

Irving, Texas 75039

Dear Mr. Halbert:

In connection with Illumina Inc.’s proposed acquisition of GRAIL, Inc. (the “Transaction”), Illumina is irrevocably offering to Caris MPI Inc. (“Caris”) the terms enclosed in Exhibit A (the “Supply Agreement”) and Exhibit B (the “IVD Test Kit Agreement Terms”) to allay any concerns relating to the Transaction, including that Illumina would disadvantage GRAIL’s potential competitors after the Transaction by increasing their sequencing prices or by withholding access to Illumina’s latest innovations in Next-Generation Sequencing (“NGS”). To address these concerns, these terms will be offered to any existing or new customer of Illumina that purchases NGS products for developing and/or commercializing oncology tests and will remain open for six (6) years from the closing of the Transaction (the “Open Term”). You may accept this offer and the attendant terms in this letter and attached hereto any time from today until expiration of the Open Term by signing and returning this letter to the undersigned.

The Supply Agreement shall not be effective unless and until the Transaction closes. The Supply Agreement shall be effective for twelve (12) years from the closing of the Transaction, regardless of when this offer is accepted. This irrevocable offer is binding on Illumina. This offer to enter into the Supply Agreement during the Open Term shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts-of-law principles thereof.

In addition, Caris may enter into, at any time from today until expiration of the Open Term, an agreement with Illumina (i.e., an “IVD Test Kit Agreement”) under which Caris may develop and commercialize in-vitro diagnostic (“IVD”) distributable test kits that may be used by third-party laboratories for use on Illumina’s diagnostic sequencing platforms that have received FDA marketing authorization (e.g., the NextSeq550Dx sequencing platform). Specifically, under the terms specified in Exhibit B, Caris may enter into an IVD Test Kit Agreement to develop an IVD distributable test kit on the NextSeq550Dx sequencing platform or any future Illumina diagnostic sequencing platform that receives FDA authorization. An agreement under Exhibit B to develop an IVD distributable test kit on any Illumina diagnostic sequencing platform would be effective for fifteen (15) years from the date the Transaction closes. The IVD Test Kit Agreement shall not be effective unless and until the Transaction closes. Caris may also choose to enter into an IVD Test Kit Agreement for a single Illumina diagnostic sequencing platform, either the NextSeq550Dx platform or any subsequent diagnostic platform, once it receives regulatory approval, under the terms specified in Exhibit B. This irrevocable offer is binding on Illumina. This offer to enter into the IVD Test Kit Agreement during the Open Term shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts-of-law principles thereof.

There will be no change or disruption to Illumina’s supply of NGS products to you irrespective of your execution of the Supply Agreement or the IVD Test Kit Agreement. Illumina remains fully committed to enabling the innovation and exciting work that Caris is doing on Illumina’s next-generation sequencing platforms.

Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 tel 858.202.4500 fax 858.202.4545 www.illumina.com

Please contact me if you have any questions.

Sincerely,

/s/ Nicole Berry
Nicole Berry
SVP and General Manager, Americas

Accepted and Agreed:

Caris MPI, Inc.

/s/ David D. Halbert
Name:	David D. Halbert
Title:	CEO
Date:	9/21/2022

Exhibit A – Supply Agreement

1.	DEFINITIONS

“Affiliate(s)” means with respect to a party, any entity that, directly or indirectly, controls, is controlled by or is under common control with such Party for so long as such control exists. For purposes of this definition, an entity has control of another entity if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other entity or otherwise direct the affairs of such other entity, whether through ownership of the voting securities of such other entity, by contract or otherwise.

“Application Specific IP” means the Illumina Intellectual Property Rights that pertain to the Supplied Product (and use thereof) only with regard to specific field(s) or specific application(s). Application Specific IP excludes all Core IP. By way of non-limiting example, Illumina Intellectual Property Rights for NIPT, for specific forensic methods, or for specific nucleic acid biomarkers, sequences, or combinations of biomarkers or sequences are examples of Application Specific IP.

“Core IP” means Illumina Intellectual Property Rights that pertain to or cover aspects or features of any Supplied Product (or use thereof), or software embedded in or installed on Illumina hardware (or use thereof), or software that Illumina hardware is designed to communicate or interact with (or use thereof), that are common to such Supplied Product in all applications and all fields of use. To avoid any doubt, and without limitation, Core IP specifically excludes any and all Intellectual Property Rights relating to NIPT.

“Customer” means the For-Profit Entity that enters into this Supply Agreement with Illumina.

“Customer Use” means use in all fields of use, specifically excluding any use that (i) is not in accordance with the product’s specifications or documentation (it being understood that specifications and documentation shall not undermine or limit Customer’s rights under this Supply Agreement), (ii) is a re-use of a previously used consumable, (iii) is the disassembling, reverse-engineering, reverse-compiling, or reverse-assembling of the Supplied Product, (iv) is the separation, extraction, or isolation of components of consumables or other unauthorized analysis of the consumables, (v) gains access to or determines the methods of operation of the Supplied Product, or (vi) is the transfer to a third party of, or sub-licensing of, software or third-party software.

“Equivalent” means, with respect to the comparison of Customer to another customer, that (a) the aggregate volume of all Supplied Products purchased by such other customer from Illumina in the immediately preceding year (measured in U.S. dollars) is not more than 10% greater than the volume purchased by Customer in prior year, (b) such other customer is a For-Profit Entity, and (c) such other customer is not currently receiving Grandfathered Pricing.

“For-Profit Entity” means a for-profit company in the United States that purchases Supplied Products for performing sequencing for liquid biopsy cancer screening or diagnostic tests for clinical oncology purposes, on human samples received from, and delivered to, unaffiliated health care professionals, health care organizations or other laboratories for clinical oncology purposes. A For-Profit Entity excludes governments, government agencies, hospitals, research institutes, academic institutions, non-profits and Illumina Affiliates (including GRAIL).

“GRAIL” means GRAIL, Inc. for so long as it is an Affiliate of Illumina, or any successor to GRAIL, Inc. or any substantial part of the business of GRAIL, Inc. that in either case is Illumina or an Affiliate of Illumina.

“Grandfathered Pricing” means any pricing (either under a quote of duration longer than 30 days or a supply agreement) that is operative for the Customer for use of the Supplied Products at the time that the Transaction closes, provided that this pricing is for ongoing, ordinary course purchases of Supplied Products.

“Illumina Intellectual Property Rights” means all Intellectual Property Rights owned or controlled by Illumina or Affiliates of Illumina during the Term of this Agreement. Application Specific IP and Core IP are separate, non-overlapping, subsets within the Illumina Intellectual Property Rights.

“Intellectual Property Right(s)” means all rights in patent, copyrights (including rights in computer software), trade secrets, know-how, trademark, service mark and trade dress rights and other industrial or intellectual property rights under the laws of any jurisdiction, whether registered or not and including all applications therefor and registrations thereto.

“Pre-Release Sequencing Product” means Illumina sequencing hardware or Sequencing Consumables that are not available for purchase in Illumina’s product catalogue. Such sequencing hardware or Sequencing Consumables shall include any re-designed or modified products made available to any For-Profit Entity or to GRAIL that optimize, in any material respect, a product’s interoperability, capabilities, or performance.

“Sequencing Consumables” means those consumables intended by Illumina to be used to perform a sequencing process on Illumina’s NextSeq, NextSeqDx and NovaSeq instruments and any future sequencing hardware launched by Illumina or its Affiliates, and includes core consumables that are (i) commercialized or otherwise made available by Illumina to customers or Affiliates of Illumina and (ii) intended by Illumina to be used to perform a sequencing process on any such system. Sequencing Consumables do not include products that were at the “end of life” or “end of sale” or were announced (before January 1, 2021) to customers as a planned “end of life” or “end of sale”. Sequencing Consumables are limited to products that are shipped to and used in the United States.

“Short Term Project” means a project or circumstance giving rise to a discrete purchase of Sequencing Consumables outside of ongoing ordinary course of purchases made by a For-Profit Entity. The duration of a Short Term Project is no more than two years.

“Supplied Product(s)” means Illumina’s NextSeq, NextSeqDx and NovaSeq instruments, and any future sequencing instruments launched by Illumina or its Affiliates, or Sequencing Consumables,1 that are purchased by Customer for any Customer Use pursuant to the Supply Agreement. Supplied Products do not include products that were at the “end of life” or “end of sale” or were announced (before January 1, 2021) to customers as a planned “end of life” or “end of sale”. Supplied Products are limited to products that are shipped to and used in the United States.

1 The NextSeq and NovaSeq instruments and associated Sequencing Consumables are labeled “For Research Use Only. Not for use in diagnostic procedures.” They are subject to laws and regulations applicable to products with that label (e.g., 21 C.F.R. § 809.10(c)(2)(i)).

The NextSeqDx is an FDA-regulated device intended for targeted sequencing of DNA libraries from human genomic DNA extracted from peripheral whole blood or formalin-fixed, paraffin-embedded (FFPE) tissue, when used for in vitro diagnostic (IVD) assays performed on the instrument. The NextSeq 550Dx instrument is not intended for whole genome or de novo sequencing. The NextSeq 550Dx

2

“Transaction” means Illumina Inc.’s proposed acquisition of GRAIL, Inc. pursuant to the Agreement and Plan of Merger, dated September 20, 2020 (as amended on February 4, 2021 by the Amendment to the Agreement and Plan of Merger, the “Merger Agreement”), among Illumina, Grail, SDG Ops, Inc., a Delaware corporation and direct, wholly owned subsidiary of Illumina, and SDG Ops, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Illumina.

“Volume-Based Net Price” means the actual list price of a Supplied Product less the applicable discount for a customer’s volume under a volume-based discount schedule.

2.	TERM

This Supply Agreement shall not be effective unless and until the Transaction closes, regardless of the date of signing. Once the Supply Agreement is effective, it shall be effective for twelve (12) years from the closing of the Transaction, regardless of the date either party signs this Supply Agreement (the “Term”).

3.	TERMS & CONDITIONS

This Supply Agreement is subject to compliance with the terms and conditions herein and applicable law. Unless otherwise agreed with Customer, Illumina’s standard Terms & Conditions, as available in the below links, apply to the extent they do not conflict with this Exhibit A, and in the event of a conflict, the terms of Exhibit A supersede.

a.	Terms and Conditions of Sale – Research Use Products:
https://www.illumina.com/content/dam/illumina-marketing/documents/terms- conditions/united-states/usa-terms-and-conditions-of-sale-general.pdf

b.	Terms and Conditions of Sale – Illumina Advantage Products: https://www.illumina.com/content/dam/illumina-marketing/documents/terms- conditions/worldwide/terms-conditions-ai-products.pdf

c.	Terms and Conditions of Sale – IVD Products:
https://www.illumina.com/content/dam/illumina-marketing/documents/terms- conditions/united-states/usa-terms-and-conditions-of-sale-ivd.pdf instrument is to be used with registered and listed, cleared or approved, IVD reagents and analytical software.

3

4.	ACCESS TO SUPPLIED PRODUCTS

a.            Access to Services. Customer shall have access to the same product services and support services for purchase relating to the Supplied Products to which GRAIL or any For-Profit Entity has access, or which Customer had access before the Transaction.

b.            Access to Supplied Products. Customer shall have access to the Supplied Products for purchase that GRAIL or any For-Profit Entity has access within 45 days of when GRAIL or such For-Profit Entity, as applicable, is offered such access (if not earlier) for purchase.

c.            Access to Pre-Release Sequencing Products. Customer shall have access for purchase to any Pre-Release Sequencing Product to which GRAIL or any For-Profit Entity is offered access within 45 days of when GRAIL or such For-Profit Entity, as applicable, is offered such access (if not earlier), and for the same categories of uses, specifically: (i) feedback to Illumina for development of NGS products, including through alpha or beta testing; (ii) for clinical trials; (iii) for clinical validation; (iv) for pre-commercial test development not relating to clinical trials; or (v) for a commercialized product developed by Customer. Customer’s purchase of any Pre-Release Sequencing Product is subject to the pricing terms in Section 5 in this Supply Agreement. This provision does not apply to Pre-Release Sequencing Products that are developed by Illumina for a specific For-Profit Entity pursuant to a development agreement under 4.d. with such For-Profit Entity.

d.            Development Agreement. Illumina shall enter into, upon Customer request, a separate development agreement with Customer on commercially reasonable terms, relating to the design or modification of any Supplied Product, in a manner that optimizes interoperability with Customer’s tests, including, without limitation, capabilities, performance, speed, efficiency, cost, convenience, accuracy, specificity, precision, ease of use and user experience.

e.            No Obsolescence. Illumina shall not discontinue any Supplied Product so long as Customer continues to purchase that Supplied Product. Illumina may discontinue a Supplied Product that Customer has not purchased in more than one year.

5.	PRICING

Under the pricing protections in this section, Customer will be able to select one of two options for each Supplied Product that they purchase under this Supply Agreement. Customer may elect to receive the Grandfathered Pricing that Customer received before the close of the Transaction under 5.a. Because all of the Supplied Products that Customer currently purchases will remain available under 4.e, Customer may maintain its current pricing for the Term. A Customer who has elected Grandfathered Pricing under 5.a will also receive the benefit of the No Price Increases term in 5.c, the New Product Pricing under 5.d and Short Term Projects under 5.h.

Alternatively, Customer may elect to switch over to receiving Universal Pricing under 5.b, under which Customer purchases each Supplied Product under the pricing in Appendix 1. Under Universal Pricing, Customer will also receive the benefit of the No Price Increases provision for the Term of the Supply Agreement under 5.c. Customer will also receive pricing protections for new versions of existing Supplied Products under 5.d. As described in 5.d., Illumina also commits to certain lower pricing for Suppled Products. Under the Universal Pricing option, pursuant to 5.e and 5.f, Customer will also receive the benefit of any lower pricing offered to an Equivalent customer or to GRAIL, for any Supplied Product, and Customer will be notified of such triggering lower pricing under 5.g.

4

Finally, under either Grandfathered Pricing or Universal Pricing, Customer will also have access to pricing for Short Term Projects under 5.h.

a.            Grandfathered Pricing. Customer may continue to receive the benefit of any Grandfathered Pricing for the Term. If Customer elects to receive Grandfathered Pricing for a Supplied Product Customer shall not receive the benefit of the terms in sections 5.b and 5.e–5.g for that Supplied Product, but will receive the benefit of the terms in sections 5.c, 5.d and 5.h for that Supplied Product.

b.            Universal Pricing. If Customer is not receiving Grandfathered Pricing for a Supplied Product, Customer shall receive the Volume-Based Net Price for that Supplied Product in accordance with Appendix 1. The universal pricing grid in Appendix 1 contains all currently available universal pricing, including list prices and volume-based discount tiers, for currently available Supplied Products, and such Appendix 1 will be updated as additional pricing tiers or new Supplied Products (including new versions of existing Supplied Products) become available.

c.            No Price Increases. The inflation-adjusted (based on the Bureau of Labor Statistics’ Analytical Laboratory Instrument Manufacturing Index in the Producer Price Index (“PPI”)) Volume-Based Net Price (under Appendix 1) that Customer has access to for each Supplied Product purchased under this Supply Agreement over the twelve (12) year term of this Supply Agreement shall not increase. To the extent Illumina’s costs of goods sold for a Supplied Product materially increase due to factors beyond Illumina’s control, then the Volume-Based Net Price (under Appendix 1) may increase solely to reflect that cost increase and solely for the duration of that cost increase.

d.            New Product Pricing. To the extent that Illumina launches a new version of any Supplied Product (e.g., a sequencing instrument of similar throughput, or a Sequencing Consumable of the same sequencing read length and similar number of sequencing reads per flow cell), the inflation-adjusted (based on the PPI) Volume-Based Net Price per gigabase of sequencing shall not be higher as compared to the Volume-Based Net Price of the prior version of the Supplied Product, provided that the new version of the Supplied Product does not result in any material improvements in performance or capability. In addition, by 2025, Illumina commits that, under this Supply Agreement, the Volume-Based Net Price (under Appendix 1) to Customer per gigabase of sequencing using the highest throughput Illumina instrument then available, with the highest throughput, best-performance flow cell and kit then available, at full capacity, will be at least 43% lower than the inflation-adjusted (based on the PPI) Volume-Based Net Price (under Appendix 1 as of March 26, 2021), per gigabase of sequencing using the NovaSeq instrument, with an S4 300 flow cell, at full capacity. For the avoidance of doubt, holding volume constant, every customer (regardless of their application, or whether they are in oncology screening) using the highest throughput instrument and best-performance flow cell would observe by 2025 a reduction in price, under the Universal Pricing option, per gigabase of sequencing, of 43%. By way of example, for a customer at the highest volume discount tier today, the per gigabase sequencing price is $4, using a NovaSeq instrument with an S4 300 flow cell. Under this commitment, the per gigabase of sequencing price for that customer at the same volume discount tier in 2025 would be no greater than $2.26 (inflation-adjusted based on the PPI) using the highest throughput Illumina instrument then available, with the highest-throughput, best-performance flow cell and kit then available. To the extent Illumina’s costs of goods sold for a Supplied Product materially increase due to factors beyond Illumina’s control, then the Volume-Based Net Price (under Appendix 1) may increase solely to reflect that cost increase and solely for the duration of that cost increase.

5

e.            Equivalent Customer. If Customer is not receiving Grandfathered Pricing for Supplied Product, without limiting Section 5.f, Customer shall have access to Volume-Based Net Prices (under Appendix 1) for that Supplied Product that are no less favorable (i.e., the same or better) than the Volume-Based Net Prices provided by Illumina to an Equivalent customer after the date the Transaction closes, for that Supplied Product.

f.            GRAIL. If Customer is not currently receiving Grandfathered Pricing for Supplied Product, Customer shall have access to Volume-Based Net Prices (under Appendix 1) for that Supplied Product that are no less favorable (i.e., the same or better) than the Volume-Based Net Prices provided to GRAIL (including of transfer pricing, portability fees, and royalties), after the date the Transaction closes, for that Supplied Product.

g.            Notification and Refund. In the event that Sections 5.e or 5.f are triggered, Illumina will notify Customer promptly, and no later than 45 days after the end of the applicable Illumina fiscal quarter, and the pricing made available to Customer for the applicable Supplied Products will be reduced, effective as of the date on which GRAIL or the Equivalent customer received the triggering pricing, and Customer will receive such reduced pricing for the period of time that the triggering pricing is available to GRAIL or the Equivalent customer. With respect to units of Supplied Product ordered and invoiced pursuant to a Purchase Order accepted after the date the triggering purchase was made, and for which Customer has paid the applicable invoice, Illumina will refund to Customer the difference between the pricing made available to Customer and the triggering pricing, multiplied by the number of affected units of Supplied Product.

h.           Short Term Projects. Customer shall have access to Short Term Project pricing that is no less favorable (i.e., the same or better) than pricing extended to Equivalent customer or GRAIL for a Short Term Project of substantially similar size (i.e., using between 90% and 110% of the volume of Sequencing Consumables) and duration (i.e., for a period of not more than 3 months longer than the other Short Term Project), provided that Customer has requested such pricing. If Illumina offers GRAIL pricing for a Short Term Project under this section, Illumina shall make Customer aware of such pricing promptly, but in no event later than 45 days after the end of the applicable Illumina fiscal quarter. No customer, including GRAIL, may receive Short Term Project pricing for more than two consecutive years. No customer, including GRAIL, may use Short Term Project pricing for ongoing ordinary course purchases, including for its standard commercial testing. Pricing for Short Term Projects will not be considered as triggering with respect to the obligations in Sections 5.e and 5.f.

6.	FDA

Customer may enter into, at any time from today, effective as of the closing of the Transaction, until the sixth anniversary of the closing of the Transaction, an agreement with Illumina under which Customer may develop and commercialize in-vitro diagnostic (“IVD”) test kits for use on Illumina’s diagnostic (“Dx”) sequencing platforms. Illumina will provide standard terms for Customer to enter into a stand-alone agreement to enable Customer to develop and commercialize IVD test kits on one or all of Illumina’s Dx sequencing platforms. Illumina shall provide any documentation or information reasonably required for Customer to seek FDA approval or FDA marketing authorization to sell a for-profit, clinical test using the Supplied Products.

6

7.	PURCHASE ORDERS

This Supply Agreement is not contingent on any purchase commitments by Customer, nor does it affect Customer’s existing unilateral right to terminate its supply relationship with Illumina at any time and for any reason. Written purchase orders (“Purchase Orders”) submitted in accordance with this Supply Agreement, Illumina’s Terms and Conditions, or an operative supply agreement may be rejected by Illumina only if Illumina does not have sufficient supply of the applicable Supplied Product to fulfill the order or if the Purchase Order is not in accordance with standard lead times for the applicable Supplied Product.

8.	SHORT SUPPLY

In the event Illumina is experiencing a supply shortage of the applicable Supplied Product (or components therein), Illumina will allocate the existing supply in an equitable manner among its customers (including Affiliates) based on expiring lots, and which shall not favor Affiliates over other customers.

9.	INTELLECTUAL PROPERTY

a.            Core IP Rights. Customer’s purchase of Supplied Products under this Supply Agreement confers upon Customer the non-exclusive, non-transferable, personal, non-sublicensable right solely under Illumina’s Core IP to use the Supplied Products, only with Illumina hardware and software, and only in Customer facilities. Except as expressly stated in this Section 9 with respect to Core IP, no right or license under any Illumina Intellectual Property Rights is granted, expressly, by implication, or by estoppel, to Customer under this Supply Agreement.

b.            IP Infringement. In no event will Illumina have the right to cease shipping of the Supplied Product solely on the basis of any alleged claim of infringement of any intellectual property rights of Illumina.

10.	CONFIDENTIAL INFORMATION

a.            Confidentiality. To the extent that Illumina may have access to confidential information (“Confidential Information”) of Customer in connection with this Supply Agreement or the provision of Supplied Products by Illumina to Customer, Illumina shall in no event share such Confidential Information of Customer with GRAIL or any subsidiary of GRAIL, or any employees who work within GRAIL. Any Confidential Information received shall be used by Illumina only (i) to perform Illumina’s product supply obligations, service or obligations under any agreement to Customer, or (ii) for performance of general business practices by non-technical functions (e.g., accounting, customer service) within Illumina, which functions shall have access to such information only on a need-to-know basis, and Illumina shall not use such Confidential Information for any other purpose, expressly including without limitation, for any of its own or Affiliates’ internal purposes. All employees who may receive Confidential Information will be advised of these confidentiality obligations and use restrictions. Illumina shall continue its practice of maintaining all Confidential Information of Customer confidential as to any other entity.

b.            GRAIL Firewall. Illumina shall establish a firewall designed to prevent any GRAIL personnel (and any Illumina personnel carrying out activities with respect to the GRAIL business or products) from accessing any Confidential Information obtained by or made available to Illumina relating to Customer or its business or products, whether pursuant to this Supply Agreement or otherwise.

7

11.	TERMINATION

Customer has a unilateral right to terminate its supply relationship with Illumina at any time and for any reason without termination liability upon ninety (90) days’ prior written notice to Illumina, provided, however, that Customer shall honor all invoices, which invoices shall be issued upon shipment, for Supplied Products ordered under a Purchase Order that was accepted by Illumina prior to the termination date. Illumina cannot terminate this Supply Agreement for convenience during the Term. If either party materially breaches this Supply Agreement and fails to cure such breach within 60 days after receiving written notice of the breach, the non-breaching party shall have the right to terminate this Supply Agreement by providing written notice to the other party; provided, however, that if such breach is curable, but not reasonably curable within such 60-day period, and the breaching Party is using commercially reasonable efforts to cure the breach, then such cure period will be extended to not longer than 180 days. Notwithstanding anything to the contrary herein, this Supply Agreement may not be terminated based solely on a claim relating to infringement of any Illumina Intellectual Property Rights pursuant to Section 9.b.

12.	ENFORCEMENT

a.            Audit. Illumina agrees to conduct an annual audit by an independent third-party auditor selected by Illumina from among the “Big 4” accounting firms to audit Illumina’s compliance with the commitments set forth herein. Illumina will provide Customers with a written report (with reasonable redactions) confirming compliance with the commitments set forth herein. Illumina shall provide cooperation, including access to necessary books and records, in support of any audit conducted. To the extent Customer has a good faith basis for alleging that Illumina is in breach of a commitment contained herein, Illumina shall engage an auditor to assess Customer’s allegation separate from and in addition to Illumina’s annual audit.

b.            Arbitration. If any dispute arises from or relates to this Supply Agreement, including as a result of a dispute over terms in a separate agreement that incorporates the terms herein (the “Dispute”), other than claims involving infringement, validity, or enforceability of Intellectual Property Rights (whether Illumina’s or Customer’s), or about the scope of Intellectual Property Rights in an agreement, Illumina and Customer (each a “party” and together the “parties”) shall submit the matter to confidential binding arbitration to determine final terms and conditions of the supply agreement, or to settle the dispute as to the terms of a supply agreement.

i.            Prior to submitting any matter to arbitration, Illumina and Customer shall each designate a contact having the proper authorization to resolve the Dispute in a final and binding fashion, who shall meet in person or by telephone for a period of thirty (30) days (or such other period of time as Illumina and the Customer shall mutually agree) in an attempt to resolve the Dispute in good faith.

ii.           The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the AAA and as otherwise described in this Section 12.b.

iii.          The location of the arbitration proceeding will be mutually agreed by the parties. In the event there is no agreement as to location, the arbitration proceeding will take place in New York City, NY.

8

iv.            Within five business days of the commencement of an arbitration, Customer and Illumina each shall furnish a legally binding writing to the other committing to maintain the confidentiality of the arbitration and of any written statement and discovery materials exchanged during the arbitration, and to limit the use of any such materials to the arbitration.

v.            Upon written request by either party to the other party, the parties shall promptly negotiate in good faith to appoint an appropriate Arbitrator. If the parties are not able to agree within ten (10) days after the receipt by a party of the written request in the immediately preceding sentence, the AAA shall be responsible for selecting an Arbitrator with relevant experience related to the dispute of at least ten (10) years and to do so within fifteen (15) days of being approached by a party. The fees and costs of the Arbitrator and the AAA shall be shared equally (50%/50%) by the parties. Each party to the arbitration shall bear its own legal fees and expenses.

vi.            Within twenty (20) days after the designation of the Arbitrator, the parties shall each simultaneously submit to the Arbitrator and one another a written statement of their respective positions on such Dispute. Each party shall have fifteen (15) days from receipt of the other party’s submission to submit a written response thereto. The Arbitrator shall have the right to meet with the parties, either alone or together, as necessary to make a determination. Further, the Arbitrator shall have the right to request information and materials and to require and facilitate discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective determinations. In reaching a decision, the Arbitrator may consider only documents exchanged in discovery between the parties, testimony explaining the documents and the parties’ written statements and other materials submitted and arguments made by counsel.

vii.            No later than thirty (30) days after the parties each submit their written statements to the Arbitrator, or as otherwise agreed by the parties, the Arbitrator shall make a determination by selecting the resolution proposed by one of the parties that as a whole is the most consistent with this Agreement and the most fair and reasonable to the parties in light of the totality of the circumstances. The Arbitrator shall provide the parties with a written statement setting forth the basis of the determination in connection therewith, provided that the Arbitrator shall not have the authority to alter any explicit provision of the Supply Agreement. The decision of the Arbitrator shall be final, binding and conclusive, absent manifest error; judgment on the award may be entered in any court having jurisdiction. Neither party may disclose the existence, content, or results of any arbitration without the prior written consent of both parties, unless required by law.

viii.            The parties may, by agreement, modify any time periods specified in this Section 12.b. At any time after the commencement of arbitration, the parties may agree to suspend the arbitration, for periods not to exceed fourteen (14) days in the aggregate, to attempt to resolve their dispute through negotiation. The parties shall effectuate such suspension through a joint writing filed with the AAA. Either party may terminate the suspension at any time by filing with the AAA a writing calling for the arbitration to resume.

c.            Choice of Law. This Supply Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts-of-law principles thereof.

9

Appendix 1 to Exhibit A – Universal Consumables and Instruments Discount Schedules and List Price Catalogue

10

Exhibit B – IVD Test Kit Agreement Terms

In connection with Illumina Inc.’s proposed acquisition of GRAIL, Inc. (the “Transaction”), Illumina is offering to Caris the following terms. Caris may select from the terms below for any of three types of IVD Test Kit Agreements: An “All Platforms” Agreement described in the leftmost column, a “NextSeq” Agreement described in the middle column, or a “NovaSeq” Agreement, described in the rightmost column. Caris is referred to as “Customer” in Exhibit B. Any IVD Test Kit Agreement under the terms offered in this Exhibit B shall not be effective unless and until the Transaction closes, regardless of the date of signing.

Platform	All Platforms	NextSeq	NovaSeq
Objectives and Applicable Instruments

•      The parties would enter into an IVD Test Kit Agreement (the “Agreement”) to enable Customer to develop and commercialize distributable in-vitro diagnostic (IVD) test kits (“IVD Test Kits”) for use on Illumina’s NextSeq 550Dx and future Illumina regulatory approved Dx sequencing platforms, including the expected NovaSeqDx (“IVD Hardware”).

•      Illumina does not guarantee that NovaSeqDx or any future platforms will receive regulatory approval in any jurisdiction.2

• The parties would enter into an IVD Test Kit Agreement (the “Agreement”) to enable Customer to develop and commercialize distributable in-vitro diagnostic (IVD) test kits (“IVD Test Kits”) for use on Illumina’s NextSeq 550Dx sequencing platform (the “NextSeqDx”).

•     The parties would enter into an IVD Test Kit Agreement (the “Agreement”) to enable Customer to develop and commercialize distributable in-vitro diagnostic (IVD) test kits (“IVD Test Kits”) for use on an Illumina platform for diagnostic purposes that is currently under development that is similar to the NovaSeq (the “NovaSeqDx”).

•      Illumina does not guarantee that NovaSeqDx will receive regulatory approval in any jurisdiction.3

Number of IVD Test Kits	• Unlimited	• Up to three (3)	• Up to three (3)
Territory	• Worldwide, in jurisdictions where the applicable IVD Hardware has regulatory approval.

2 Illumina does not guarantee that the NovaSeqDx or any future platforms will be listed pursuant to applicable regulations in any jurisdiction.

Platform	All Platforms	NextSeq	NovaSeq
Term

•      Term of Agreement (during which time Customer could sell IVD Test Kits) would be 15 years from the date the Transaction closes. Customer could enter into new IVD Plans for IVD Test Kit development during the first 10 years (the “Development Term”).

•      Continued Commercialization: After expiration of the Term, Customer may continue commercializing IVD Test Kits that were launched before expiration of the Term for so long as Illumina is still commercializing the applicable Sequencing Consumables and servicing and supporting the applicable IVD Hardware in the applicable Territory.

•      10 years from the date the Transaction closes.

•      Continued Commercialization: After the expiration of the Term, Customer may continue commercializing IVD Test Kits that were launched before the expiration of the Term for so long as Illumina is still commercializing the applicable Sequencing Consumables and servicing and supporting the NextSeqDx in the applicable Territory.

•      10 years from the later of (i) the date the Transaction closes or (ii) the date NovaSeqDx is listed with FDA in the U.S. pursuant to applicable law.

•      Continued Commercialization: After the expiration of the Term, Customer may continue commercializing IVD Test Kits that were launched before the expiration of the Term for so long as Illumina is still commercializing the applicable Sequencing Consumables and servicing and supporting the NovaSeqDx in the applicable Territory.

Financial Considerations	• Tech Access Fee: [***] • Development Milestone Payments: [***]	• Tech Access Fee: [***] • Development Milestone Payments: [***]	• Tech Access Fee: [***] • Development Milestone Payments: [***]

Platform	All Platforms	NextSeq	NovaSeq
	• Revenue Share: [***]	• Revenue Share: [***]	• Revenue Share: [***]
Governance for All Platforms Agreement	• A Joint Steering Committee (“JSC”) composed of an equal number of representatives from each party would oversee the collaboration.	• N/A	• N/A
Additional End- User Technical Support for All Platforms Agreement

•      The parties would enter into one or more IVD Support Schedule(s) that would specify:

•      cross-training activities to facilitate customer support

•      a customer triage mechanism, including turnaround time requirements and an Information Transfer Form to facilitate customer hand-offs

		• N/A	• N/A

Platform	All Platforms	NextSeq	NovaSeq

•      timing and mechanism for review of customer support cases and quality/safety metrics

•      escalation procedures and adverse event reporting mechanisms

•      mechanism for discussing potential cross-product replacement processes

Additional Commercial Support for All Platforms Agreement	• Upon Customer’s request, the parties would establish a joint commercialization committee (JCC) to discuss potential opportunities to collaborate commercially, including co-marketing and co-promotion opportunities, commercialization cross-training opportunities, lead generation joint campaigns, etc.	• N/A	• N/A
• Illumina would provide marketing materials concerning the IVD Hardware and Sequencing Consumables for Customer’s use in commercializing the IVD Test Kits.
• Customer would have the right to reference the name and catalogue number of the IVD Hardware and Sequencing Consumables used in an IVD System in marketing materials for the IVD Test Kit and to reference the Illumina-provided information concerning the Illumina sales organization or channel partner responsible for selling the IVD Hardware and Sequencing Consumables for a given country.

Platform	All Platforms	NextSeq	NovaSeq

•      On a semi-annual basis Illumina would share the following information concerning Illumina’s IVD Hardware install base to support Customer’s commercialization of IVD Test Kits:

•      Total IVD Hardware instrument placements by Illumina in the Territory by region and by country

•      Total IVD Hardware instrument placements by Illumina, sorted by Illumina-designated customer segment (e.g., academic medical center labs, IDN/regional hospital labs, community hospital labs, etc.)

•      Total number of Customer sites who have purchased IVD Hardware from Illumina by customer segment

Platform	All Platforms	NextSeq	NovaSeq

•      The Agreement would contain a mechanism for agreeing upon Commercial Plans for support of IVD Test Kit commercialization, including:

•      jurisdiction-specific commercialization planning, including connecting responsible Customer representatives and Illumina affiliates and channel partners who would operate in a particular jurisdiction

•      assistance with enabling third-party laboratories to perform pre-launch verification studies to ensure commercial readiness of the IVD Test Kit

•      mechanisms for providing assistance and documentation with respect to requests for public tender offers marketing materials Illumina would provide concerning the IVD Hardware and Sequencing Consumables for Customer’s use in commercializing the IVD Test Kits

Platform	All Platforms	NextSeq	NovaSeq

Field	•	Field: Oncology, including risk assessment, screening, diagnosis, staging, prognosis, monitoring, and treatment selection.
	•	Exclusion: Whole genome sequencing (“WGS”), meaning an assay that sequences all or substantially all of the genome to a depth greater than 10x and reports information concerning nucleotide base calls or variants in nucleotide sequence, structure, or copy number; provided, however, that WGS does not include any such assay that reports only genome-wide signals such as (a) DNA fragmentation patterns or (b) nucleotide base modification such as methylations.
	•	For clarity, the field would not include forensic testing, non-invasive prenatal testing, pre-implantation genetic screening of embryos or pre-implantation genetic diagnosis of embryos, or human leukocyte antigen testing in connection with transplantation.
Exclusivity	•	Non-exclusive
IVD Systems and IVD Test Kits	•	Each IVD system (“IVD System”) would consist of, for the applicable agreement:
• the IVD Hardware/the NextSeqDx/the NovaSeqDx
• the associated core sequencing consumables used in the sequencing process (“Sequencing Consumables”)
• an LRM software module (or software having similar functionality for use with NovaSeqDx or other future IVD Hardware) developed by Illumina to run the IVD Test Kit on the applicable IVD Hardware/the NextSeqDx/the NovaSeqDx (the “LRM Software Module”)
• the IVD Test Kit
	•	The IVD Test Kits would contain all reagents needed for the workflow (other than Sequencing Consumables) and Customer’s analysis software.
	•	Customer would supply the IVD Test Kits and LRM Software Modules to end-users.
	•	Illumina would supply the Sequencing Consumables and IVD Hardware/NextSeqDx/NovaSeqDx to end-users.
	•	Each party would be responsible for development (other than Illumina developing the LRM Software Modules for Customer), regulatory approval, quality control, and commercialization of their products.
IVD Plans	•	Each IVD Test Kit, and the parties’ specific development obligations and timelines with respect to each IVD Test Kit, would be described in a development plan to be negotiated in good faith (each, an “IVD Plan”).

Platform	All Platforms	NextSeq	NovaSeq

•      Customer would propose potential IVD Plans. Illumina may not unreasonably reject any proposed IVD Plan.

•      It would be deemed reasonable for Illumina to reject any proposed IVD Plan that: (a) is reasonably likely to cause Illumina or its Affiliate not to comply with Law, or result in a breach of any agreement or other arrangement to which Illumina or its Affiliate is a party; (b) would result in an IVD Test Kit that is reasonably likely to be used in a manner that is contrary to ethical guidelines promulgated by established national and international ethical bodies; (c) is reasonably likely to require Illumina to engage in any development activities after expiration of the Development Term (in the case of the all-platforms Agreement) or the Term (in the case of the NextSeqDx or NovaSeqDx Agreement); (d) is not technologically feasible or would require IVD Hardware/NextSeqDx/NovaSeqDx or Sequencing Consumables to be used in a manner outside standard, published, specifications or Illumina’s standard terms and conditions of sale; (e) is reasonably likely to result in an IVD Test Kit that violates or infringes upon the IP of a third party; or (f) requires Illumina to perform activities not specified in this Exhibit B or the Agreement.

Customer Responsibilities	Development

•      Develop and obtain regulatory approval for the IVD Test Kits (including all related testing, studies, and regulatory submissions). IVD Hardware/NextSeqDx/NovaSeqDx instruments and Sequencing Consumables required for development would be purchased from Illumina under the terms and conditions specified in the Supply Agreement. Customer may enter into the Supply Agreement provided in Exhibit A to the Open Offer during the Open Offer Period.

•      Validate and obtain regulatory approval for the LRM Software Modules (including all related testing, studies, and regulatory submissions, other than the LRM Software Module verification done by Illumina).

Commercialization

•      Manufacture and sell the IVD Test Kits and distribute the LRM Software Modules to end-users.

•      Maintain reasonable quality systems, consistent with industry standards and applicable legal requirements.

•      Provide reasonable product support and technical support, consistent with industry standards, for the IVD Test Kits and LRM Software Modules.

•      Refer to Illumina all support inquiries which Customer has reasonably determined to be caused by the IVD Hardware or Sequencing Consumables.

Illumina Responsibilities	Development	Development	Development

Platform	All Platforms	NextSeq	NovaSeq

•      Develop and verify the LRM Software Modules for the IVD Test Kits.

•      Supply Customer the IVD Hardware and Sequencing Consumables needed for development and testing of the IVD Test Kits.

•      Provide reasonable consultation in connection with Customer seeking, obtaining, and maintaining regulatory approvals for each IVD Test Kit and LRM Software Module.

•      Provide reasonable consultation with respect to performance optimization of IVD Test Kits with the IVD Hardware and Sequencing Consumables (which consultation would not involve technical development or testing).

•      Once per calendar year during the Development Term, the Illumina JSC members would provide the Partner JSC members with a general, high-level, presentation concerning Illumina’s in vitro diagnostic sequencing instrument pipeline, including a general description of instruments for which Illumina intends to seek Regulatory Approval during the following calendar year.

•      Develop and verify the LRM Software Modules for the IVD Test Kits.

•      Supply Customer the NextSeqDx and Sequencing Consumables needed for development and testing of the IVD Test Kits.

•      Provide reasonable consultation in connection with Customer seeking, obtaining, and maintaining regulatory approvals for each IVD Test Kit and LRM Software Module.

•      Provide reasonable consultation with respect to performance optimization of IVD Test Kits with the NextSeqDx and Sequencing Consumables (which consultation would not involve technical development or testing).

•      Illumina would not be required to obtain any regulatory approvals for the NextSeqDx or Sequencing Consumables or to otherwise expand or modify any regulatory approval for Sequencing Consumables or IVD Hardware (including any expanded sample type claim or additional regulatory approval in any jurisdiction(s)).

Commercialization

•      Develop and verify the LRM Software Modules for the IVD Test Kits.

•      Supply Customer the NovaSeqDx and Sequencing Consumables needed for development and testing of the IVD Test Kits.

•      Provide reasonable consultation in connection with Customer seeking, obtaining, and maintaining regulatory approvals for each IVD Test Kit and LRM Software Module.

•      Provide reasonable consultation with respect to performance optimization of IVD Test Kits with the NovaSeqDx and Sequencing Consumables (which consultation would not involve technical development or testing).

•      Illumina would not be required to obtain any regulatory approvals for the NovaSeqDx or Sequencing Consumables or to otherwise expand or modify any regulatory approval for Sequencing Consumables or IVD Hardware (including any expanded sample type claim or additional regulatory approval in any jurisdiction(s)).

Commercialization

Platform	All Platforms	NextSeq	NovaSeq

•      Illumina would not be required to obtain any regulatory approvals for the IVD Hardware or Sequencing Consumables or to otherwise expand or modify any regulatory approval for Sequencing Consumables or IVD Hardware (including any expanded sample type claim or additional regulatory approval in any jurisdiction(s)).

•      Illumina would not be required to obtain any regulatory approvals for the IVD Hardware or Sequencing Consumables or to otherwise expand or modify any regulatory approval for Sequencing Consumables or IVD Hardware (including any expanded sample type claim or additional regulatory approval in any jurisdiction(s)).

Commercialization

•      Sell the IVD Hardware and Sequencing Consumables to end-users throughout the Change Period and use commercially reasonable efforts to sell Sequencing Consumables for an additional 5 years after the Change Period.

•      Provide product support and technical support to end-users for the IVD Hardware and Sequencing Consumables.

•      Refer to Customer all support inquiries which Illumina has reasonably determined to be caused by an IVD Test Kit or LRM Software Module.

•      Sell the NextSeqDx and Sequencing Consumables to end-users throughout the Change Period and use commercially reasonable efforts to sell Sequencing Consumables for an additional 5 years after the Change Period.

•      Provide product support and technical support to end-users for the NextSeqDx and Sequencing Consumables.

•      Refer to Customer all support inquiries which Illumina has reasonably determined to be caused by an IVD Test Kit or LRM Software Module.

•      Provide second-tier product and technical support for the LRM Software Modules to Customer.

•      Provide Customer with the right to engage in quality audits to the extent required by applicable law and regulatory requirements.

•      Use commercially reasonable efforts to maintain existing regulatory approvals for the NextSeqDx and related Sequencing Consumables throughout the Change Period and for five years thereafter.

•      Sell the NovaSeqDx and Sequencing Consumables to end-users throughout the Change Period and use commercially reasonable efforts to sell Sequencing Consumables for an additional 5 years after the Change Period.

•      Provide product support and technical support to end-users for the NovaSeqDx and Sequencing Consumables.

•      Refer to Customer all support inquiries which Illumina has reasonably determined to be caused by an IVD Test Kit or LRM Software Module.

•      Provide second-tier product and technical support for the LRM Software Modules to Customer.

•      Provide Customer with the right to engage in quality audits to the extent required by applicable law and regulatory requirements.

•      Use commercially reasonable efforts to maintain regulatory approvals (once obtained) for the NovaSeqDx and related Sequencing Consumables throughout the Change Period and for five years thereafter.

Platform	All Platforms	NextSeq	NovaSeq

•      Provide second-tier product and technical support for the LRM Software Modules to Customer.

•      Provide Customer with the right to engage in quality audits to the extent required by applicable law and regulatory requirements.

•      Use commercially reasonable efforts to maintain existing and new regulatory approvals (once obtained) for the IVD Hardware and related Sequencing Consumables throughout the Change Period and for five years thereafter.

•      During the Change Period for each IVD Hardware, Illumina would (a) provide at least 6 months’ notice for major, planned changes to the platform (IVD Hardware, Sequencing Consumables, or LRM Software Modules) and (b) notify Customer as soon as reasonably practicable of any major, unplanned changes to IVD Hardware, Sequencing Consumables, or LRM Software Modules. A major change is a change that Illumina reasonably expects to require Customer to make a filing or submission to any regulatory authority in connection with obtaining or maintaining regulatory approval for an IVD Test Kit.

During the Change Period, Illumina would (a) provide at least 6 months’ notice for major, planned changes to the platform (NextSeqDx, Sequencing Consumables, or LRM Software Modules) and (b) notify Customer as soon as reasonably practicable of any major, unplanned changes to the NextSeqDx, Sequencing Consumables, or LRM Software Modules. A major change is a change that Illumina reasonably expects to require Customer to make a filing or submission to any regulatory authority in connection with obtaining or maintaining regulatory approval for an IVD Test Kit.

During the Change Period, Illumina would (a) provide at least 6 months’ notice for major, planned changes to the platform (NovaSeqDx, Sequencing Consumables, or LRM Software Modules) and (b) notify Customer as soon as reasonably practicable of any major, unplanned changes to the NovaSeqDx, Sequencing Consumables, or LRM Software Modules. A major change is a change that Illumina reasonably expects to require Customer to make a filing or submission to any regulatory authority in connection with obtaining or maintaining regulatory approval for an IVD Test Kit.

Platform	All Platforms	NextSeq	NovaSeq

•      Following a notice under (a) or (b) above, upon Customer’s reasonable request, Illumina would discuss with Customer the steps necessary to transition to modified or successor instruments, core consumables, or LRM software modules, if any, and Illumina would use commercially reasonable efforts to assist Customer with such transition.

Change Period

•      The “Change Period” for the NextSeqDx and its related Sequencing Consumables and LRM Software Modules would end no earlier than ten years from the date the Transaction closes.

•      For the NovaSeqDx and any other future IVD Hardware and their related Sequencing Consumables and LRM Software Modules, the Change Period would end no earlier than ten years from the date the Transaction closes. Illumina would ensure that all customers with IVD development agreements have the same Change Period for the applicable IVD Hardware, including any extensions to the Change Period Illumina may make from time to time.

Rights Grants

•      Illumina would grant Customer, by exhaustion, the right under Illumina core sequencing IP (but not any application-specific IP) to use the IVD Hardware and Sequencing Consumables purchased from Illumina under the Agreement to develop the IVD Test Kits.

•      Illumina would grant Customer a right to refer to the device listing for the IVD Hardware and Sequencing Consumables in support of seeking Regulatory Approval for the IVD Test Kits and to incorporate the information contained in the device listings into the submissions for the IVD Test Kits and LRM Software Modules by reference.

•      Illumina would grant a non-exclusive license to enable Customer to distribute the LRM Software Modules in executable object code to end-users. Customer would not receive access to the source code.

Platform	All Platforms	NextSeq	NovaSeq

Sublicensing and Assignment	• All rights and licenses granted to Customer would be personal, non-sublicensable, and non-transferable. The IVD Test Kits could be commercialized only under a Customer-owned brand and not as a private label or “white label” for any person other than Customer or under any original equipment manufacturer (OEM) arrangement. Customer would not have the right to assign or transfer the Agreement or any rights or obligations under the Agreement without the prior written consent of Illumina (which restriction would not apply to acquisitions of Customer where the Customer entity that is party to the Agreement does not change).
Change of Control	• If Customer undergoes a Change of Control, Customer would notify Illumina within 5 business days. • Under any Change of Control, Customer would pay Illumina a $2M change of control fee.
Press Release	• Any press release announcing the Agreement would be reviewed and approved by both parties.
GRAIL Firewall	• Illumina shall establish a firewall designed to prevent any GRAIL personnel (and any Illumina personnel carrying out activities with respect to the GRAIL business or products) from accessing any Confidential Information obtained by or made available to Illumina relating to Customer or its business or products, whether pursuant to this Supply Agreement or otherwise.
Arbitration	• If any dispute arises from or relates to an Agreement as to the terms set forth above, other than claims involving infringement, validity, or enforceability of intellectual property rights (whether Illumina’s or Customer’s), or about the scope of intellectual property rights in an Agreement, the Parties shall submit the dispute to confidential binding arbitration.
Additional Provisions	• This document contains a high-level summary of certain terms of the Agreement. Additional standard provisions, such as confidentiality, compliance requirements, representations and warranties, indemnification, termination rights, revenue share reporting and audit rights, limitations on liability, force majeure, etc. would be included in the Agreement.
Choice of Law	• This IVD Test Kit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts-of-law principles thereof.

Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 tel 858.202.4500 fax 858.202.4545 www.illumina.com

David D. Halbert	September 8, 2021

Chief Executive Officer
Caris MPI, Inc.
750 West John Carpenter Freeway
Suite 800
Irving, Texas 70539

Re: Additional Terms – Addendum to Supply Agreement

Dear Mr. Halbert:

With reference to the standard contract terms Illumina, Inc. (“Illumina”) made available to any U.S. oncology customer on March 30, 2021, specifically, Exhibit A to Illumina’s letter dated March 29, 2021 (“Exhibit A”), Illumina is irrevocably offering additional terms to further allay any concerns relating to Illumina’s August 18, 2021 acquisition (the “Tr hereafter as “GRAIL”).

Any terms used but not otherwise defined herein shall have the meanings ascribed to them in the March 29, 2021 Letter, including Exhibit A. T he terms of this addendum may be accepted any time from today until expiration of the Open Term for Exhibit A. The terms of this addendum shall become effective immediately upon Customer’s acceptance of these terms, and shall remain in effect during the Term for as long as GRAIL is an Affiliate of Illumina.

Under this addendum, each of the terms and conditions set forth in the Exhibit A shall continue to apply, in addition to or as modified by the supplemental terms provided in Exhibit C to this letter (together with Exhibit A, the “Supply Agreement”).

Sincerely,

/s/ Francis deSouza
Francis deSouza
Chief Executive Officer

Accepted and Agreed:

Caris	/s/ David D. Halbert

Name:	David D. Halbert
Title:	CEO
Date:	9/21/2022

Exhibit C – Additional Supply Agreement Terms

1.	The following underlined text is hereby added to Section 4(a) of Exhibit A:

•	“a. Access to Services. Customer shall have access to the same product services and support services for purchase relating to the Supplied Products to which GRAIL or any For-Profit Entity has access, or which Customer had access before the Transaction. For such services, Customer shall have access to the same volume-based pricing that GRAIL has access to for the equivalent level of service, or to which Customer had access before the transaction, at the Customer’s option.”

2.	In Section 4(b) of Exhibit A, the clause “45 days of when GRAIL or such For-Profit Entity” is replaced with “5 days of when GRAIL or such For-Profit Entity”, such that the section reads:

•	“b. Access to Supplied Products. Customer shall have access to the Supplied Products for purchase that GRAIL or any For-Profit Entity has access, within 5 days of when GRAIL or such For-Profit Entity, as applicable, is offered such access (if not earlier) for purchase.”

3.	In Section 4(c) of Exhibit A, the clause “45 days of when GRAIL or such For-Profit Entity” is replaced with “5 days of when GRAIL or such For-Profit Entity”, such that the section reads:

•	“c. Access to Pre-Release Sequencing Products. Customer shall have access for purchase to any Pre-Release Sequencing Product to which GRAIL or any For-Profit Entity is offered access within 5 days of when GRAIL or such For-Profit Entity, as applicable, is offered such access (if not earlier), and for the same categories of uses, specifically: (i) feedback to Illumina for development of NGS products, including through alpha or beta testing; (ii) for clinical trials; (iii) for clinical validation; (iv) for pre-commercial test development not relating to clinical trials; or (v) for a commercialized product developed by Customer. Customer’s purchase of any Pre- Release Sequencing Product is subject to the pricing terms in Section 5 in this Supply Agreement. This provision does not apply to Pre-Release Sequencing Products that are developed by Illumina for a specific For-Profit Entity pursuant to a development agreement under 4.d. with such For-Profit Entity.”

4.	Section 4 of Exhibit A is hereby amended by adding the following Section 4(f) at the end thereof:

•	“f. Access to Information. Customer shall have access to the same information about final product specifications of any new Supplied Product, any new version of a Supplied Product or any Pre-Release Sequencing Product within 5 days of when GRAIL is provided such information.”

5.	Section 4 of Exhibit A is hereby amended by adding the following Section 4(g) at the end thereof:

•	“g. GRAIL Purchases and Services. Illumina shall publish, on the “Oncology Contract Terms” website, (i) the Supplied Products, by SKU, that GRAIL is purchasing; (ii) the service plans, by SKU, that GRAIL is purchasing; and (iii) the pricing grid for both products and services under which GRAIL is purchasing Supplied Products and services. To the extent necessary, Illumina shall update this website within 5 days of entry of any purchase order for Supplied Products or any service contract relating to the Supplied Products by GRAIL. ”

1

6.	Section 5(d) of Exhibit A is hereby amended by adding the following text at the end thereof:

•	“The price for a new Supplied Product or a new version of a materially improved Supplied Product must be commercially reasonable. For any materially improved Supplied Product, the price of the new version must take into account the value of the improvement. For avoidance of doubt, in any arbitration in which the price of a new version of a Supplied Product or a new Supplied Product is disputed, the arbitrator is empowered to determine the reasonableness of the price, including the value of the any improvement in performance or capability, and to require that Illumina charge a price that is commensurate with the improvement, as well as require any associated refunds to Customer."

7.	Section 12(a) of Exhibit A is hereby amended by:

•	Replacing both instances of the term “annual” with the term “bi-annual (every 6 months)”; and

•	Adding the following text at the end thereof: “In addition to providing the written report, in the event of any finding of potential noncompliance with Illumina’s performance under the Supply Agreement, Customer shall be notified within 10 days of identifying such a finding of potential noncompliance.”

8.	Section 12(b) of Exhibit A is hereby amended by adding the following Section 12(b)(ix) at the end thereof:

•	“ix. If the Arbitrator determines that Illumina has breached any provision of the Supply Agreement, the Arbitrator may order any relief necessary to restore the status quo prior to Illumina’s breach, including monetary and/or injunctive relief. In resolving any dispute under the Supply Agreement, the Arbitrator shall take into account, and the Arbitrator’s decision shall reflect, that the purpose of the Supply Agreement is to allay any concerns relating to the Transaction, including that Illumina would disadvantage GRAIL’s potential competitors after the Transaction by increasing their sequencing prices or by withholding access to Illumina’s latest innovations in NGS.”

2

Appendix 1 to Exhibit A – Universal Consumables and Instruments Discount Schedules and List Price Catalogue